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                                                                    Exhibit 99.3

    ADELPHIA DELIVERS HIGH DEFINITION TV WITH TERAYON'S NETWORK CHERRYPICKER

Santa Clara, California - January 20, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN), the leading innovator of intelligent broadband access, today announced that Adelphia Communications, Inc., the fifth-largest cable television operator in the U.S., has deployed the Terayon DM 6400 Network CherryPicker(TM) in more than 40 of its cable headends in order to deliver HDTV (High Definition
TV) service in the company's Northeast, Central and Southeast divisions.

      Adelphia is maximizing its bandwidth for HDTV by using the DM 6400 to deliver three HD programs in a single channel instead of the two HD programs a channel can typically support when operating at 256 QAM (Quadrature Amplitude Modulation). The DM 6400 accomplishes this by rate shaping, the real-time adjustment of a digital video program's bit rates. Rate shaping enables Adelphia to deliver more HD programming with less bandwidth while maintaining `picture perfect' picture quality.

      "Delivering a compelling HDTV programming line-up to our subscribers is a key goal of Adelphia, as is maximizing our available bandwidth. Terayon's DM 6400 Network CherryPicker allows us to do both, while ensuring the very best picture quality and best viewing experience for our subscribers," said Doug Ike, vice president of Advanced Video Engineering and Development for Adelphia.

      In addition to Terayon's DM 6400, Adelphia is also using Terayon's CP 7585 terrestrial 8-VSB HD receivers in its HDTV deployment. The CP 7585s are receiving off-air HD broadcasts from the local affiliates of the major national networks and are then feeding these programs into a DM 6400 for distribution to Adelphia's subscribers. The grooming and rate shaping capabilities of the DM 6400 are also being used to realign the SD (Standard Definition) digital cable services of several of Adelphia's cable systems in the Southeast in order to ensure sufficient bandwidth for its HDTV service.

      "Adelphia's selection of our DM 6400 Network CherryPicker to power the vast majority of its HDTV deployments is another milestone in our long and successful relationship with Adelphia," said Jeff Barco, vice president and general manager of Terayon's Digital Video Solutions group. "HDTV is a very compelling new service and one that operators are deploying

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as quickly and broadly as possible to counter satellite's offering. The HD rate shaping capabilities of our DM 6400 enables operators to deliver the greatest amount of HDTV content with the highest picture quality. Complementing its HDTV capabilities, operators are using the DM 6400 for other revenue-generating services and applications, such as digital-into-digital ad insertion."

ABOUT THE DM 6400 NETWORK CHERRYPICKER

      The DM 6400 is the latest addition to Terayon's Network CherryPicker line of digital streams management systems, and winner of Communication Technology magazine's 2003 Readers' Choice award for best advanced video product.

      The DM 6400 is optimized for HDTV applications. The advanced proprietary ASICs (Application Specific Integrated Circuit) of the DM 6400 enable it to rate shape as many as four HD programs into a 256 QAM channel and still maintain the highest picture quality. Utilizing 16 of these ASICs, each DM 6400 can rate shape up to 16 HD programs simultaneously.

      The DM 6400's ASICs are designed for the unique computational requirements of MPEG-2 (Moving Pictures Experts Group) digital video, unlike competitive solutions based on a combination of software and generic DSPs (Digital Signal Processors). This greater processing power enables a single DM 6400 to support multiple digital video applications simultaneously on every program, such as rate shaping while ad splicing. Complementing the ASIC's performance advantage is its ability to be programmed, allowing Terayon to continually add new functionality, improve quality and support new standards.

ABOUT TERAYON

      Terayon Communication Systems, Inc. is the leading innovator of intelligent broadband access for operators who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995:

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Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop new, technologically advanced products; the performance and picture quality capabilities of the DM 6400 Network CherryPicker and the CP 7585; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.